Exhibit 99.2

Draft ShoreTel Employee Letter

Today we issued a press release to announce that we have entered into a definitive agreement to be acquired by Mitel.  This completes the board of directors’ strategic alternatives review process.  Under the terms of the agreement, Mitel will acquire all outstanding shares of ShoreTel for $7.50 per share in cash, for a total purchase price of $526 million. This is a 28% premium to our unaffected closing stock price on July 26th, 2017, which is last trading day prior to this announcement.   A copy of the press release is attached to this email.

Through the transaction, Mitel intends to leverage our extensive cloud portfolio and customer base.  The additional size, scale and financial foundation of the combined company will ensure the continued support of the solutions our customers desire.

We are holding a series of webinars to address questions.  Please register and attend one of the webinars below.

Thursday, July 27 - 5:30am PT - Click here
Thursday, July 27 - 9:30am PT - Click here
Thursday, July 27 - 4:00pm PT - Click here

I realize that at this time there are probably more questions than answers but we will continue to provide additional details as they are available. Although we have a signed definitive agreement, it will take several months for the deal to close.  Until it is closed, we are two independent companies and we need to stay focused on executing our plans and delivering a strong September quarter.  Meanwhile, ShoreTel and Mitel will soon being integration planning and we will communicate more details to you as they become available.

Please remember that individual employees should not speak to the financial community, media or other outside parties about this pending transaction.  All inquiries coming from the financial community should be referred to Barry Hutton.  All inquiries from industry analysts, the media, etc. should be referred to Katie Kregel.

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Additional Information and Where to Find It

The tender offer for the outstanding shares of ShoreTel common stock (the “Offer”) has not yet commenced.   This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Mitel and a subsidiary of Mitel (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (the “SEC”).   At the time the tender offer is commenced, Mitel and Merger Sub will file tender offer materials on Schedule TO, and thereafter ShoreTel will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC with respect to the Offer.   THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION.   HOLDERS OF SHARES OF SHORETEL COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF SHORETEL COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.   The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of ShoreTel’s common stock at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov.   Additional copies of the tender offer materials may be obtained for free by directing a written request to ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, California 94085, Attn: Investor Relations, or by telephone at (408) 331-3300.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Mitel and ShoreTel file annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by Mitel or ShoreTel at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Mitel’s and ShoreTel’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks, uncertainties and assumptions.  If such risks or uncertainties materialize or such assumptions prove incorrect, the results of ShoreTel and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Offer, the merger and the other transactions contemplated by the definitive agreement relating to the acquisition of ShoreTel by Mitel; the expected timing of the completion of the Offer and the merger; the ability of Mitel, Merger Sub and ShoreTel to complete the Offer and the merger considering the various conditions to the Offer and the merger, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the Offer and the Merger may not be timely completed, if at all; that, prior to the completion of the transaction, ShoreTel’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in ShoreTel’s SEC reports, including but not limited to the risks described in ShoreTel’s Annual Report on Form 10-K for its fiscal year ended June 30, 2016.  ShoreTel assumes no obligation and does not intend to update these forward-looking statements.

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